As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USCB Financial Holdings, Inc.

(Exact name of registrant as specified in its Articles)

Florida (State or other jurisdiction of incorporation or organization)	87-4070846 (I.R.S. Employer Identification No.)

2301 NW 87th Avenue, Doral, Florida (Address of Principal Executive Offices)	33172 (Zip Code)

U.S. Century Bank Amended and Restated 2015 Equity Incentive Plan

(Full title of the plan)

Robert Anderson

Chief Financial Officer

USCB Financial Holdings, Inc.

2301 NW 87th Avenue, Doral, Florida 33172

(Name and address of agent for service)

(305) 715-5200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 2,400,000 shares of Class A Common Stock, $1.00 par value per share (the “Class A Common Stock”), of USCB Financial Holdings, Inc. (the “Registrant”), which are issuable pursuant to grants of restricted stock or options issued or to be issued under the U.S. Century Bank Amended and Restated 2015 Equity Incentive Plan (the “Plan”). The Plan was assumed by the Registrant pursuant to that certain Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) dated as of December 27, 2021 by and between the Registrant and U.S. Century Bank, a Florida chartered, non-Federal Reserve System member commercial bank (the “Bank”), which assumption of the Plan became effective upon the consummation of the share exchange contemplated by the Share Exchange Agreement on December 30, 2021.

On December 30, 2021, the Registrant filed a Form 8-K with the Securities and Exchange Commission (the “SEC) as notice that the Registrant is the successor issuer to the Bank pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Registrant’s Class A Common Stock is deemed to be registered under Section 12(b) of the Exchange Act, and the Registrant will file reports, proxy statements and other information with the SEC. Prior to the filing of the Form 8-K pursuant to Rule 12g-3 on December 30, 2021, the Bank filed its reports, proxy statements and other information required under Section 13 of the Exchange Act with the Federal Deposit Insurance Corporation (“FDIC”) in accordance with Section 12(i) of the Exchange Act. Copies of such filings can be inspected and copied at the public reference facilities maintained by the FDIC, Accounting and Securities Disclosure Section, Division of Risk Management Supervision, at the Public Reference Section, Room F-6043, 550 17th Street, N.W., Washington, DC 20429. Requests for copies may be made by telephone at (202) 898-8913 or by fax at (202) 898-3909. Certain information filed by the Bank with the FDIC is also available electronically at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. None of the information about us maintained on the FDIC’s website is incorporated into this Registration Statement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The Registrant will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Unless this Registration Statement indicates otherwise or the context otherwise requires, the terms “we”, “our”, “us,” “Company” or “Registrant” refer to USCB Financial Holdings, Inc. and its subsidiaries including U.S. Century Bank.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the SEC, pursuant to the Exchange Act, are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 24, 2022;
(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, as filed with the Commission on May 12, 2022;

(c) the Registrant’s Current Reports on Form 8-K filed with the SEC on February 22, 2022, April 1, 2022, April 6, 2022, April 29, 2022 and June 3, 2022; and

(d)   The description of the Registrant’s Class A Common Stock contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any individual who is a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if he or she (i) acted in good faith, (ii) acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, a company may not indemnify a director or an officer in connection with a proceeding by or in the right of the company except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company. A company must repay the expenses of any individual who is or was a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding against him or her in his or her capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents; provided, unless ordered by a court, a company may not indemnify a director officer if a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the director or officer had no reasonable cause to believe his or her conduct was unlawful), (ii) a transaction in which the director or officer derived an improper personal benefit, (iii) in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act), or (iv) willful or intentional misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the company to procure a judgment in its favor or in a proceeding by or in the right of a company shareholder. A Florida company is also authorized to purchase and maintain liability insurance for its directors and officers.

Our Articles of Incorporation and our Amended and Restated Bylaws provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our Articles of Incorporation and our Amended and Restated Bylaws further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent permitted by law.

Federal banking law, however, which is applicable to us as the holding company of an insured depository institution, limits our ability to indemnify our directors and officers. We may not make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if, as a result of the banking agency action, the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our affairs, or is subject to a cease and desist order. In addition and subject to the foregoing, prior to the resolution of any action instituted by the applicable banking agency, we may indemnify officers and directors only if (i) the respective board of directors, as the case may be, (a) determines that the indemnified person acted in good faith and (b) determines after investigation that making indemnification payments would not affect our safety and soundness, and (ii) the indemnified party agrees in writing to reimburse us for any indemnity payments which turn out to be impermissible.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doral, State of Florida, on June 9, 2022.

USCB FINANCIAL HOLDINGS, INC.

By:	/s/ Luis de la Aguilera
Luis de la Aguilera
President and Chief Executive Officer

Each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Luis de la Aguilera and Robert Anderson as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 9th day of June, 2022.

Signature	Title

/s/ Luis de la Aguilera	President, Chief Executive Officer, and
Luis de la Aguilera	Director (Principal Executive Officer)

/s/ Robert Anderson	Chief Financial Officer
Robert Anderson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Aida Levitan	Director
Aida Levitan

/s/ Howard Feinglass	Director
Howard Feinglass

/s/ Kirk Wycoff	Director
Kirk Wycoff

/s/ Ramon A. Abadin	Director
Ramon A. Abadin

/s/ Bernardo B. Fernandez	Director
Bernardo B. Fernandez

/s/ Ramon A. Rodriguez	Director
Ramon A. Rodriguez

/s/ Maria del Carmen Alonso	Director
Maria del Carmen Alonso

/s/ Robert E. Kafafian	Director
Robert E. Kafafian

INDEX OF EXHIBITS

Exhibit Number	Exhibit

4.1	Agreement and Plan of Share Exchange, dated December 27, 2021, by and between U.S. Century Bank and USCB Financial Holdings, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41196) filed with the Securities and Exchange Commission on December 30, 2021)

4.2	Articles of Incorporation of USCB Financial Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41196) filed with the Securities and Exchange Commission on December 30, 2021)

4.3	Amended and Restated Bylaws of USCB Financial Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41196) filed with the Securities and Exchange Commission on December 30,2021)

4.4	Side Letter Agreement, dated December 30, 2021, between USCB Financial Holdings, Inc., U.S. Century Bank, Priam Capital Fund II, LP, Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41196) filed with the Securities and Exchange Commission on December 30, 2021)

4.5	U.S. Century Bank Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41196) filed with the Securities and Exchange Commission on December 30, 2021)

5.1*	Opinion of Squire Patton Boggs (US) LLP

23.1*	Consent of Squire Patton Boggs (US) LLP (included in exhibit 5.1)

23.2*	Consent of Crowe LLP

24.1*	Power of Attorney included as part of signature page.

107*	Filing Fee Table

*	Furnished herewith